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                                                                   Exhibit 10.35

                                  INFLOW, INC.
                DATA NETWORK EXCHANGE FACILITY SERVICES AGREEMENT

         This Data Network Exchange Facility Services Agreement ("Agreement") is made and entered as of the Effective Date, as defined below, by and between INFLOW, as defined below, and Customer, as defined below.

         CERTAIN DEFINITIONS AND INFORMATION. As used in this Agreement, the following terms shall have the meanings set forth in this Section:

         "Effective Date" shall mean the date this agreement is signed below by INFLOW.

         "INFLOW" shall mean InFlow, Inc., a Delaware corporation, or any subsidiary or affiliate thereof that delivers all or any portion of the Services to Customer. INFLOW does business in the State of Colorado as InFlowNet, Inc.

         "Customer" shall mean High Speed Net Solutions, Inc., a Florida Corporation.

         "DNX" shall mean the INFLOW data network exchange facility located at 4518 South Miami Blvd., Duthers, North Carolina ("Raleigh-Durham DNX"). If this Agreement relates to more than one DNX, then (1) the additional DNX locations are listed on Exhibit A or B, and (2) the term "DNX" shall refer to each DNX individually and collectively.

         "Initial Term" shall mean One (1) year from the Effective Date.

         "Customer Notice Address" shall be as follows:

                  High Speed Net Solutions
                  434 Fayetteville Street Mall, Suite 2120
                  Raleigh, NC  27601

         AGREEMENT.  The parties hereby agree as follows:

         1. SERVICES AND CUSTOMER EQUIPMENT. Subject to the terms and conditions of this Agreement, during the term of this Agreement:

                  a. Services. INFLOW will provide to Customer the services described in any Exhibit A, attached hereto, as modified by any Service Change Forms (the "Services"). If more than one DNX is identified above, INFLOW shall provide the Services at the DNX as specified in the applicable Exhibit A for that DNX location.

                  b. Customer Area. The "Customer Area" will mean the location within the DNX that INFLOW designates for placement of Customer Equipment. INFLOW shall not relocate the Customer Area without at least 48 hours prior written notice to Customer.

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                  c. Customer Equipment. As pat of the Services, Customer will have a license to install, maintain, use, operate, monitor, repair, and replace in the Customer Area the equipment set forth in Exhibit B (the "Customer Equipment"). Customer may not use the Customer Area for any other purpose. Customer is not granted, ad specifically disclaims, any possessory, leasehold or other real property interest in the Customer Area, the DNX, or any other portion of the building or project in which the DNX is located. Without limiting the foregoing, Customer has no rights whatsoever under INFLOW's lease for the DNX.

                  d. Service Change Forms. INFLOW and Customer may, at any time and from time to time after the date of this Agreement, agree to execute one or more modifications to this Agreement in the form attached hereto as Exhibit B (collectively, as so executed, the "Service Change Forms"). Any services modified in such Service Change Forms shall modify the Services under this Agreement and shall become a part hereof. Notwithstanding the foregoing, Customer may, from time to time, informally request modifications to Services, each with a recurring monthly charge equal to or less than $200 and an installation charge equal to or less than $500, and any such modifications made by INFLOW shall be incorporated into this Agreement and become a part hereof. In the event of any discrepancies between the terms and conditions of this Agreement and the terms and conditions of any Service Change Form, the terms and conditions of this Agreement shall control, unless the Service Change Form expressly states otherwise. Nothing in this paragraph or any other provision of this Agreement shall obligate INFLOW or Customer to agree to any Service Change Form or to any informal request. Each party shall have the absolute right to refuse any proposal to modify the terms of this Agreement as they exist now or at any future time.

         2. FEES AND BILLING. Customer will pay INFLOW all fees for the Services as provided in this Agreement. All such fees are exclusive of sales taxes and other federal, state, municipal or other governmental taxes now in force or enacted in the future, all of which Customer will be responsible for and will pay in full except for any federal or state income taxes payable by INFLOW.

                  a. Installation Fees. Customer will pay all installation fees specified in Exhibit A on the Installation Date or fifteen days after any Customer Equipment has been placed within the DNX, whichever date is earlier. Customer shall pay all installation fees identified in any Service Change Form within thirty (30) days of the date of invoice therefor, or as otherwise agreed in such Service Change Form.

                  b. Usage Form. Customer shall pay recurring fees for Services at the DNX as specified in Exhibit A from and after the earlier to occur of (i) the "Installation Date"; regardless of whether Customer has commenced use of the Services, and (ii) the date the Customer Equipment is placed in the Customer Area. If any Service Change Form specifies additional Services, Customer will pay for such additional services from and after the date INFLOW first provides such additional Services to Customer or as otherwise agreed in such Service Change Form.

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                  c. Billing and Payment Terms. Customer will be billed monthly, in arrears, for recurring fees for the provision of Services, and payment of such fees and charges will be due within thirty (30) days of the date of each INFLOW invoice. All payments will be made in U.S. dollars. Late payments will accrue interest at a rate of one and one-half percent (1-1/2%) per month, or the highest rate allowed by applicable law, whichever is lower. If Customer makes a late payment hereunder, INFLOW will have the right, upon written notice to Customer, to require payment in advance before the provision of Services, to the extent permitted by law, or to require other reasonable assurances to secure Customer's payment obligations hereunder.

                  d. Customer's Costs. INFLOW will be responsible only for those costs incurred by INFLOW to provide the Services pursuant to this Agreement. Customer agrees that it will be solely responsible for all other costs and expenses that it incurs in connection with this Agreement and the Customer Equipment.

         3. RIGHTS AND OBLIGATIONS.

                  a. Compliance with Law and Rules and Regulations. Customer will comply at all times with all applicable laws and regulations with respect to the Customer Equipment and Customer's use thereof. Customer will also comply at all times with the terms of (i) this Agreement, and (ii) the terms of INFLOW's general rules and regulations relating to its provision of Services, as initially set forth in Exhibit D, which INFLOW may amend from time to time provided that customer is informed in advance of any such amendments (the "Rules and Regulations"). Customer acknowledges that INFLOW exercises no control whatsoever over the content of information passing through the Customer Equipment and equipment and facilities used by INFLOW to provide Services, and that it is Customer's sole responsibility to ensure that the information it transmits and receives complies with all applicable laws and regulations.

                  b. Access and Security. INFLOW will provide for Customer entry into the DNX in accordance with INFLOW's security procedures established pursuant to Section 3(h). INFLOW will provide Customer with one (1) key for each of the Customer Cabinets and will maintain a spare key at the DNX. Customer will give written notice to INFLOW of the individuals who are authorized by Customer to have access to the Customer Area and of any changes to such authorization from time to time (the "Permitted Individuals"). INFLOW will maintain a list of the Permitted Individuals and will have the right to limit Customer's access to the DNX solely to the Permitted Individuals. Subject to the terms of this Agreement and the Rules and Regulations, the Permitted Individuals will have access to the Customer Area at all times. While in the DNX, each individual representing or otherwise entering for or on behalf of Customer (each, including each Permitted Individual, a "Representative") will comply at all times with the terms and conditions of this Agreement, including the Rules and Regulations. Without limiting the foregoing, each Representative will comply with INFLOW's security and safety procedures, including without limitation, sign-in, identification and escort requirements as in effect from time to time. INFLOW may refuse entry to, or require the immediate departure of, any individual who
(i) is disorderly, (ii) has failed to comply with this Agreement, including the Rules and Regulations, or (iii) has failed to comply with any of INFLOW's other procedures and requirements after being notified of them.

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                  c. No Competitive Services. Customer may not at any time
directly or indirectly resell, or permit the resale of cabinet space within the Data Center without INFLOW's prior written consent.

                  d. Interconnection. Customer will not physically interconnect its equipment with equipment of other entities within or serving the DNX or any other INFLOW facility without INFLOW's prior written consent, which INFLOW may withhold in its sole discretion.

                  e. Damage Prevention. Customer shall not damage, or suffer or permit any damage to, the Customer Area, the DNX, any other portion of the building or property in which the DNX is located, or the equipment of INFLOW or any other customer by the Customer Equipment, any Representative, or any other action or inaction of Customer. The Customer Equipment and Customer's Business shall not cause damage to the DNX or INFLOW. Customer and its Representatives will refrain from using any facilities, equipment, tools, materials, apparatus, or methods that, in INFLOW's sole judgment, might cause damage to the DNX or otherwise damage or interfere with the equipment or operations of INFLOW or any other INFLOW customer or other person. INFLOW reserves the right to take any reasonable action to prevent harm to the services, personnel or property of INFLOW (and its affiliates, vendors, and customers) or other persons.

                  f. Safeguarding of Tools. Customer's Representatives may bring small tools and portable test equipment into the DNX provided that they remove the same upon their departure from the DNX. Customer will be solely responsible for the care and safeguarding of all such tools and test equipment. Customer's Representatives may not bring any other equipment, material, or apparatus into the DNX without INFLOW's prior written consent. In particular, and without limiting the foregoing, Customer's Representatives may not bring into the DNX anything prohibited under the Rules and Regulations.

                  g. Inspection. INFLOW and its designees may inspect or observe the Customer Equipment and any tools, equipment, materials or other items brought into the DNX at any time by a Representative (collectively, including the Customer Equipment, "Customer's Property") at any time, provided, however, that the foregoing right is subject to Section 5 of this Agreement. If any of Customer's Property is in a security enclosure, Customer will furnish INFLOW with the appropriate keys or information needed to enter the enclosure.

                  h. Security Procedures. INFLOW will (i) establish security procedures which it determines are appropriate and cost effective to monitor and control access to the DNX, and (ii) make reasonable efforts to enforce such procedures.

                  i. Acceptable Use. Without limiting Section 3(a) above, Customer shall not use the Customer Equipment or the Services in connection with any (A) infringement or misappropriation of any intellectual property rights;
(B) defamation, libel, slander, obscenity, pornography, or violation of the rights of privacy or publicity; or (C) spamming, or (D) any other offensive, harassing or illegal conduct. If the Services include internet access, Customer and all of Customer's end users shall use such internet service in accordance with INFLOW's

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Acceptable Use Policy, as the same may be modified by INFLOW from time to time, a copy of which can be obtained from INFLOW or viewed at www.inflow.net/terms or such other location as INFLOW may from time to time designate.

                  j. Removal of Customer's Equipment. Immediately upon expiration of the term or earlier termination for any reason of all or any portion if this Agreement, Customer will remove all of Customer's Property from the DNX and shall return to INFLOW any equipment belonging to INFLOW associated with the Services terminated.

                  k. Indemnity. Customer will indemnify, defend and hold INFLOW, its affiliates and customers harmless from and against any and all costs, liabilities, losses, damages and expenses (including, but not limited, to reasonable attorneys' fees) (collectively, "Losses") suffered by, or resulting from or arising out of any claim, demand, suit, action, or proceeding (each, an "Action") brought by or against INFLOW, its affiliates or customers alleging any breach of Customer's obligations under this Section 3.

         4. INSURANCE.

                  a. Minimum Levels of Customer's Insurance. During the term of this Agreement, Customer will keep in full force and effect: (i) commercial general liability insurance in an amount not less than one million dollars ($1,000,000) per occurrence for bodily injury and property damage; (ii) workers' compensation insurance in an amount not less than that required by applicable law; and (iii) property insurance covering electronic computer equipment for the perils customarily insured, but in no event more restrictive than "special perils" property insurance, covering the Customer Equipment in the amount of its full replacement cost at the time of the loss. Customer also agrees that it will maintain, and will be solely responsible for ensuring that its agents (including contractors and subcontractors) maintain, other insurance at levels no less than those required by applicable law and customary in Customer's and its agents' industries. Each policy must contain a provision that the insurance policy, and the coverage that it provides, will be primary and noncontributing with respect to any policies carried by INFLOW. Within ten (10) days after request by INFLOW, Customer will provide to INFLOW evidence of the foregoing insurance. Customer acknowledges that INFLOW has no obligation whatsoever to insure any of Customer's Property.

                  b. Minimum Levels of INFLOW's Insurance. During the term of this Agreement, INFLOW will keep in full fore and effect: (i) commercial general liability insurance in an amount not less then one million dollars ($1,000,000) per occurrence for bodily injury and property damage; (ii) workers' compensation insurance in an amount not less than that required by applicable law; and (iii) "special perils" property insurance covering INFLOW's personal property and premises in the building in the amount of its full replacement cost at the time of the loss.

                  c. Acceptable Insurance Companies. All of the insurance required in this Agreement will be issued by financially secure insurance companies authorized to issue insurance in the state where the DNX is located.

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                  d. Waiver of Subrogation. Neither party, nor its officers, directors, shareholders, employees, agents or invitees, will be liable to the other party or to any insurance company insuring the other party (by way of subrogation or otherwise) for any loss or damage in its equipment or property within the DNX or for loss of business revenue or extra expense arising out of or related to its equipment or property within the DNX, to the extent the loss or damage or expense (i) is covered by the injured party's insurance; or (ii) would be covered by the insurance the injured party is required to carry under this Agreement.


         5. CONFIDENTIAL INFORMATION.

                  a. Confidential Information. Each party acknowledges that it may have access to certain confidential information of the other party concerning the other party's business, plans, customers, technology, products and services ("Confidential Information"). Confidential Information will include, but not be limited to, each party's proprietary software, technology and trade secrets and customer information, to the extent such customer information is identified as confidential or proprietary, and the terms and conditions of this Agreement. Each party agrees that it will not use in any way, for its own account or the account of any third party, nor disclose to any third party (except as required by law or to the disclosing party's attorneys, accountants and other advisors as reasonably necessary and subject to the confidentiality provision hereof), any of the other party's Confidential Information and will take reasonable precautions to protect the confidentiality of Confidential information.

                  b. Exception. Information will not be deemed Confidential Information hereunder if such information: (i) is rightfully known to the receiving party prior to the receipt from the disclosing party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (ii) becomes known (independently of disclosure by the disclosing party) to the receiving party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party;
(iii) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this Agreement by the receiving party; or (iv) is independently developed be the receiving party.

         6. REPRESENTATIONS AND WARRANTIES.

                  a. Warranties by Customer. Customer represents and warrants to INFLOW that: (1) Customer owns or has the legal right and authority, and will continue to own or maintain the legal right and authority during the term of this Agreement, to place and use the Customer Equipment as contemplated by this Agreement; (2) Customer is duly organized and validly existing and has the legal power and authority to enter into this Agreement and to perform its obligations hereunder; (3) the person signing this Agreement on behalf of Customer is duly authorized to do so, and upon its execution by such person, this Agreement is the valid and legally binding obligation of Customer; (4) Customer's services, products, materials, data, information and Customer Equipment used by Customer in connection with this Agreement as well as Customer's and its permitted customers' and users' use of the Services (collectively,

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"Customer's Business") does not as of the Installation Date, and will not during the term of this Agreement operate in any manner that would violate any applicable law or regulation; and (5) Customer has read the Rules and Regulations and Customer and Customer's Business are currently in full compliance with the Rules and Regulations, and will remain so at all times during the term of this Agreement.

                  b. INFLOW's Service Level Agreements.

                           i. Service Level Agreements. INFLOW's Service Levels
Agreements attached to this Agreement (the "SLAs") constitute INFLOW's sole and exclusive warranty for providing Services to Customer. INFLOW's maintenance of the DNX and Services, as described in paragraph 17 of the Rules and Regulations will not be deemed to be a failure of INFLOW to provide Services in accordance with this Agreement, or the breach of any SLA. The warranties contained in each SLA apply only to the Services expressly included therein. The SLAs set forth Customer's sole and exclusive remedies for any failure by INFLOW to provide Services in accordance with this Agreement.

                           ii. No Other Warranty. EXCEPT FOR ANY EXPRESS
WARRANTY SET FORTH IN THE SLAS, THE SERVICES ARE PROVIDED ON AN "AS IS" BASIS, AND CUSTOMER'S USE OF THE DNX AND THE SERVICES IS AT ITS OWN RISK. INFLOW DOS NOT MAKE, AND HEREBY DISCLAIMS, ANY AND ALL OTHER EXPRESS AND/OR IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY AND TITLE, AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, INFLOW DOES NOT WARRANT THAT THE SERVICES WILL BE UNINTERRUPTED, ERROR-FREE, OR SECURE.

                           iii. Actions of Third Party. Without limiting the
foregoing disclaimer, Customer specifically acknowledges that INFLOW's network services outside the DNX are provided or controlled by third parties. At times, actions or inactions caused by these third parties can produce circumstances in which Customer's connections to telecommunication networks (or portions thereof) may be impaired or disrupted. Although INFLOW will use commercially reasonable efforts to take any actions it deems appropriate to remedy and avoid such circumstances, INFLOW cannot control them and cannot guarantee that they will not occur. Accordingly, INFLOW will have no liability whatsoever resulting from or related to such circumstances.

         7. LIMITATIONS OF LIABILITY.

                  a. Damage to Customer Equipment or Business. INFLOW will have no liability for any damage to, or loss relating to, Customer or the Customer's Business resulting from any cause whatsoever, except for damage to the Customer Equipment resulting from INFLOW's gross negligence or willful misconduct.

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                  b. Exclusions. Except as specified in Section 7(a) above and the SLAs, in no event will INFLOW be liable to Customer, any Representative, or any third party for any Losses or claims arising out of or related to this Agreement, Customer Equipment, Customer's Business or otherwise, including any lost revenue, lost profits, replacement goods, loss of technology, rights or services, incidental, punitive, exemplary, indirect or consequential damages, loss of data, or interruption or loss of use of service or of any Customer Equipment or Customer's Business, even if advised of the possibility of such damages, whether under theory of contract, tort (including negligence), strict liability or otherwise.

                  c. Basis of the Bargain; Failure of Essential Purpose. Customer acknowledges that INFLOW has set its prices and entered into this Agreement in reliance upon the limitations of liability and damages and the disclaimers of warranties set forth in this Agreement, and that the same form an essential basis of the bargain between the parties. The parties agree that such limitations and disclaimers will survive and apply even if this Agreement or any provisions hereof are found to have failed of their essential purpose.

         8. TERM. The term of this Agreement will commence on the Effective Date and continue for the Initial Term. At the expiration of the Initial Term, this Agreement will automatically renew for successive terms of one (1) year subject to Customer's acceptance of INFLOW's then current fees, unless notice of non-renewal is given by either party no less than ninety (90) days before expiration of the term. Customer will be deemed to have accepted INFLOW's then current fees for any successive term unless Customer gives notice to INFLOW of its rejection of any increase in fees no later than ten (10) days after Customer receives notice thereof. If Customer rejects any increase in fees, this Agreement shall terminate on the date which is forty-five (45) days after Customer gives notice to INFLOW of its rejection of such increase.

         9. DEFAULT AND REMEDIES.

                  a. Default by INFLOW. The occurrence of any of the following will be a "Default" by INFLOW: (i) INFLOW fails to perform or observe any of its obligations under this Agreement after a period of thirty (30) days after receiving notice from Customer of such failure, or (ii) INFLOW's insolvency or liquidation as a result of which INFLOW ceases to do business.

                  b. Default by Customer. The occurrence of any of the following will be a "Default" by Customer: (i) Customer fails to pay, when due, any fees or charges owing to INFLOW under this Agreement, provided that the first such nonpayment in any calendar year shall not be a Default unless Customer fails to pay such amount within five (5) business days after notice from INFLOW of such nonpayment; or (ii) the breach of any representation or warranty made by Customer in this Agreement; or (iii) Customer fails to perform or observe any of its other obligations under this Agreement after a period of thirty (30) days after receiving

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notice from INFLOW of such failure; or (iv) Customer's insolvency or liquidation; or (v) Customer commits a Default with respect to INFLOW's provision of services to Customer at any other DNX, whether pursuant to this Agreement or any other agreement.

                  c. Customer's Remedies for Default by INFLOW. Remedies for failure to deliver the Services in accordance with the SLAs are addressed entirely in the SLAs. If INFLOW commits a Default, Customer will be entitled, at its election to terminate this Agreement or seek any available remedies at law or in equity. Customer's right of recovery for any such Default will be limited as elsewhere provided in this Agreement, including, without limitation, Section 7 and the SLAs. Notwithstanding anything to the contrary in this Agreement, INFLOW's maximum aggregate liability to Customer related to or in connection with this Agreement will be limited to the total amount paid by Customer to INFLOW hereunder for the prior twelve (12) month period.

                  d. INFLOW's Remedies for Default by Customer. If Customer commits a Default, INFLOW will be entitled, at its election, to exercise any one or more of the following remedies, then or at any time thereafter: (i) to exercise any remedy for such Default set forth elsewhere in this Agreement; (ii) to pursue any remedy available at law or in equity; (iii) to terminate this Agreement; (iv) to suspend Services; and (v) to remove any or all of the Customer's Property and store the same within the DNX or elsewhere is a commercially reasonable manner and at Customer's cost and expense if Customer fails to remove Customer's Property within three (3) days after notice to Customer, and (vi) to treat as abandoned and retain and use, free of any rights or claims thereto from Customer or anyone claiming by, through or under Customer, or dispose of in any manner whatsoever (including destruction thereof) any of all of the Customer's Property if Customer fails to take possession of and remove the same from the DNX or place of storage, as the case may be, within ten (10) days after notice to Customer.

         10. OTHER PROVISIONS.

                  a. Non-Assignment; No Third-Party Rights. Customer will not be permitted to assign this Agreement in whole or in part without INFLOW's prior written consent, which will not be unreasonably withheld. Any assignment in violation of the foregoing restriction will be null and void. Except as restricted above, this Agreement will be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Agreement is for the sole and exclusive benefit of the parties hereto, and nothing in this Agreement will be construed as giving any rights to any person not a party hereto.

                  b. Use of Name and Logo. Customer hereby grants to INFLOW the express right to use Customer's company name and/or logo in marketing, sales, financial, and public relations materials and other communications solely to identify Customer as an INFLOW Customer. INFLOW hereby grants to Customer the express right to use INFLOW's company

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name and logo solely to identify INFLOW as a provider of services to Customer.
Other than as expressly stated herein, neither party shall use the other party's names, marks, codes, drawings or specifications without the prior written permission of the other party.

                  c. Independent Contractors. The parties will have the status of independent contractors, and nothing in this Agreement will be deemed to place the parties in any other relationship, including employer-employee, principal-agent, partners or joint ventures.

                  d. Non-Waiver. Failure of either party to enforce any of its rights hereunder will not be deemed to constitute a waiver of its future enforcement of such rights or any other rights.

                  e. Severability. If any provisions of this Agreement are held to be invalid, illegal, or unenforceable under present or future laws, such provisions will be struck from the Agreement or amended, but only to the extent of their invalidity, illegality or unenforceability. Such invalidity, illegality or unenforceability will not affect the remaining provisions of this Agreement. The parties will remain legally bound by the remaining terms of this Agreement, and will strive to reform the Agreement in a manner as consistent as reasonably possible with the original intent of the parties as expressed herein.

                  f. Force Majeure. Either party will be excused from any delay or failure in performance hereunder, other than the payment of money, caused by reason of any occurrence of contingency beyond its reasonable control, including but not limited to, acts of God, earthquakes, labor disputes and strikes, riots, war, and governmental requirements. The obligations and rights of the party so excused will be extended on a day-to-day basis for the period of time equal to that of the underlying cause of the delay.

                  g. Governing Law; Jurisdiction. This Agreement will be governed by and construed to accordance with the substantive laws of the State of Colorado, without regard to conflict of law principles. INFLOW and Customer hereby consent and submit to the personal jurisdiction of the State and Federal courts in Colorado.

                  h. Integration. This Agreement expresses the complete and final understanding of the parties with respect to the subject matter hereof, and supersedes all prior communications between the parties, whether written or oral with respect to the subject matter hereto. No modification of this Agreement will be binding upon the parties hereto unless in writing and executed by Customer and INFLOW.

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                  i. Exhibits Incorporated. All Exhibits and any Addenda to this
Agreement are incorporated herein and made a part hereof as if fully set forth herein.

                  j. Notices. Except where other means of communication are expressly provided for in this Agreement, all notices or other instruments or communications provided for under this Agreement will be in writing, signed by the party giving the same, and will be deemed properly given and received (i) on the next business day after deposit for overnight delivery by an overnight courier service such as Federal Express or (ii) three (3) business days after mailing, by registered or certified mail, return receipt requested. All such notices or other instruments or communications will be furnished with delivery or postage charges prepaid addressed to the Customer at the Customer Notice Address or to INFLOW at the DNX, Attention, General Manager, with a copy to InFlow, Inc., Legal Department, 938 Bannock Street, Suite 300, Denver, CO 80204. Either party may change its address for notices hereunder by notice to the other party.


AGREED AND ACCEPTED AS OF THE DATE SET FORTH ABOVE:


INFLOW:                                              CUSTOMER:

Inflow, Inc., a Delaware corporation d/b/a           High Speed Net Solutions, Inc., a Florida corporation
InFlowNet, Inc. In Colorado

By:                                                  By:
     ---------------------------------------              ---------------------------------------

Name:                                                Name:
       -------------------------------------                -------------------------------------

Title:                                               Title:
        ------------------------------------                 ------------------------------------

Date:                                                Date:
       -------------------------------------                -------------------------------------

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